EXHIBIT 10.1
Amendment Number One to the American Greetings Corporation
Supplemental Executive Retirement Plan
     WHEREAS, the American Greetings Corporation (the “Company”) currently maintains the American Greetings Corporation Supplemental Executive Retirement Plan (the “Plan”), which was originally adopted effective March 1, 1986 and which has subsequently been amended and restated effective March 1, 2004; and
     WHEREAS, the Company desires to amend the Plan to update its provisions in accordance with the American Jobs Creation Act of 2004, the applicable requirements of which are set forth in Internal Revenue Code (the “Code”) Section 409A, by virtue of the specific amendments to the Plan as set forth below; and
     WHEREAS, Section 8.4 of the Plan permits the Company to amend the Plan at any time, by action taken by its Board of Directors, and acting in its sole discretion, including those circumstances in which a change has occurred in the law (or in its interpretation) which would adversely affect the Company or a Participant if the Plan were to be left unamended;
     NOW, THEREFORE, the Plan is hereby amended as set forth below. Unless otherwise noted, all provisions of this Amendment Number One are effective January 1, 2005.
1. Article II, Definitions, is hereby amended by adding the definitions of “409A Disability,” “Code,” “Specified Employee,” and “Separation from Service” to the end thereof, and by amending the definitions of “Assumed Bonus Percentage,” “Board,” and “Company” in their entireties, as provided for below:
“2.3	Assumed Bonus Percentage shall mean, for any Fiscal Year, 50% of the Participant’s target bonus under the Company’s key management incentive plan, for which the Participant is eligible during any Fiscal Year, based on the Participant’s job classification. For this purpose, the schedule set forth by the Company’s Board for the various levels of job classifications covered by the Company’s key management incentive plan shall be used to calculate such awards.

2.5	Board shall mean the board of directors of AGCo (as defined herein); provided, that if the Board by resolution designates a person or a committee to act specifically on matters relevant to this Plan, such person or committee shall act (and have the power and authority to act) as the Board with respect to such matters.

2.8	Company shall mean American Greetings Corporation, an Ohio corporation (“AGCo”) and its controlled Subsidiaries and Affiliates; provided, that for Plan Years commencing after December 31, 2004, such term shall also include (to the extent not previously included in the preceding definition) any corporation, limited liability company, partnership, or other business organization which is part of a “controlled group of corporations” that includes AGCo (within the meaning of Code Section 414(b) and related regulations), or is “under common control” with AGCo (within the meaning of Code Section 414(c) and related regulations).
2.21	Code shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to a Code section shall include any regulations, notices, or rulings promulgated thereunder.

2.22	409A Disability shall mean a Participant’s absence from employment with the Company which: (i) is due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) results from a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and causes such Participant to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

Notwithstanding the foregoing, if the Company’s Long Term Disability Plan defines a Participant’s disability in accordance with the foregoing or, in the alternative, as determined by the Social Security Administration, then the definition of ‘409A Disability’ shall have the same meaning as the definition of ‘disability’ provided for under the Company’s Long Term Disability Plan.

2.23	Specified Employee shall mean any Participant for whom the following conditions, (a) and (b), are satisfied:
(a) at any time during the twelve (12) month period ending on the December 31st preceding the calendar year in which a given distribution is to occur, such Participant:
(i) is one of the top fifty (50) compensated officers of AGCo and has annual “W-2” compensation of at least One Hundred Thirty Thousand Dollars ($130,000); or
(ii) owns more than five percent (5%) of AGCo’s stock; or
(iii) owns more than one percent (1%) of AGCo’s stock and has annual “W-2” compensation in excess of One Hundred Fifty Thousand Dollars ($150,000); and
(b) AGCo’s stock is publicly traded on the date such Participant Separates from Service.

In applying the above rules, the following shall apply: the foregoing compensation amounts shall be adjusted from time to time in accordance with the cost-of-living adjustments under Code Section 416(i); and an individual who qualifies as a Specified Employee under this Section 2.23 shall be treated as a Specified Employee for the twelve (12) month period beginning on the April 1st next following the date he or she so qualifies.
2.24	Separation from Service or “Separates from Service” shall mean a Participant’s termination from employment with the Company on account of such Participant’s death, permanent and total disability, retirement, or other such termination of employment. A Participant will not be deemed to have experienced a Separation from Service if such Participant is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six (6) months or, if longer, such longer period of time as is protected by either statute or contract. A Participant will not be deemed to have experienced a Separation from Service, if such Participant continues to provide “significant services” to the Company. For purposes of the preceding sentence, a Participant will be considered to provide “significant services” if such Participant provides continuing services that average at least twenty percent (20%) of the services provided by such Participant to the Company during the immediately preceding three (3) full calendar year of employment and the annual remuneration paid for such services is at least twenty percent (20%) of the average annual compensation earned during the final three (3) full calendar years of employment (or, if less, the period of employment).”
2. Section 3.3, Termination or Suspension of Participation; Renewed Participation, is hereby amended by adding a new subsection (d) to the end thereof, as follows:
          “(d) Notwithstanding the foregoing, in the event that a Participant commences employment with a Subsidiary or Affiliate that has its principal place of business located outside of the United States, but otherwise does not Separate from Service, such Participant will cease being an active Participant and stop accruing any benefit in the Plan until and unless such Participant (i) again performs services as an employee for AGCo, a Subsidiary or an Affiliate located within the United States, and (ii) is designated as an Executive eligible to participate in the Plan.
3. Section 4.1, Form of Accrued Benefit, is hereby amended by deleting the section in its entirety and replacing it with the following provision:
     “Form of Accrued Benefit. A Participant’s accrued benefit hereunder shall consist of a monthly benefit. Where paid as a Normal Retirement Benefit, such monthly benefit shall commence payment on the first day of the calendar month coincident with or next following the date such Participant attains his or her Normal Retirement Age, and shall be paid to such Participant as an annuity for life (with 180 monthly payments, guaranteed) (the “Accrued Benefit”).

Where paid as a Late Retirement Benefit, such monthly benefit shall commence payment on the first day of the calendar month coincident with or next following the date such Participant Separates from Service, and shall be paid to such Participant as an annuity for life (with 180 monthly payments, guaranteed). Notwithstanding the foregoing, in the event the Participant is a Specified Employee, such Participant’s Normal Retirement Benefit or Late Retirement Benefit, as applicable, shall not commence payment until six (6) months after such Participant’s Separation from Service”
4. Section 5.1, Normal/Late Retirement Benefits, is hereby amended by deleting the section in its entirety and replacing it with the following provision:
“Normal/Late Retirement Benefit. A Participant shall be entitled to receive either a Normal Retirement Benefit or a Late Retirement Benefit, as applicable, commencing as of the first of the month next following the later of the date such Participant attains his or her Normal Retirement Age (“Normal Retirement”) or actually Separates from Service (“Late Retirement”). For purposes of this Plan, Normal Retirement Age shall mean a Participant’s attainment of age sixty-five (65). The Participant’s Normal Retirement Benefit or Late Retirement Benefit, as applicable, shall consist of his or her Accrued Benefit, determined as of the date of his Separation from Service.
Notwithstanding the foregoing, in the event the Participant is a Specified Employee, such Participant’s Normal Retirement Benefit or Late Retirement Benefit, as applicable, shall not commence payment until six (6) months after such Participant’s Separation from Service.”
5. Section 5.2, Early Retirement Benefit, is hereby amended by deleting the section in its entirety and replacing it with the following provision:
“Early Retirement Benefit. A Participant is eligible to receive an Early Retirement Benefit under the Plan, if such Participant Separates from Service and satisfies the criteria for obtaining an Early Retirement Benefit, as set forth below.
A Participant shall be eligible to receive an Early Retirement Benefit if such Participant Separates from Service and vests in his or her Accrued Benefit in accordance with Section 5.3, on the first day of the month coinciding with or next following:
(a)	the date such Participant attains age fifty-five (55) and completes at least ten (10) years of Service (at least five (5) of which must be completed while a Participant); or

(b)	any date certain, designated by the Board in writing by agreement with such Participant within thirty (30) days of such Participant first becoming eligible to participate in the Plan.

Notwithstanding the foregoing, in the event a Participant is a Specified Employee and he or she is eligible for an Early Retirement Benefit due to his or her Separation from Service, such Participant’s Early Retirement Benefit shall not commence payment until six (6) months after such Participant’s Separation from Service.
The Early Retirement Benefit payable to a Participant who retires under this Section 5.2 shall be in an amount equal to such Participant’s Accrued Benefit, determined as of the date such Benefit commences payment hereunder, but reduced by the appropriate reduction factor specified in Schedule A (attached hereto).”
6. Section 5.3, Deferred Vested Benefit, is hereby amended by deleting the section in its entirety and replacing it with the following:
“Deferred Vested Benefit.
     A Participant’s right to an Accrued Benefit shall vest after completing ten (10) years of Service (at least five (5) of which is completed while a Participant), even though such Participant Separates from Service with the Company prior to the attainment of age fifty-five (55), so long as one (1) or more of the following events occurs after such Participant’s forty-fifth (45th) birthday:
(a) Such Participant’s Separation from Service results from unilateral action taken by the Company;
(b) Such Participant is a member of a class of Executives declared by written Board action to be ineligible to participate further in the Plan;
(c) Such Participant is demoted to non-Executive status by the Company; or
(d) A Change in Control occurs.
     Any Participant who vests hereunder (as provided above), but Separates from Service from the Company prior to attaining age fifty-five (55) nevertheless shall be eligible to commence receiving a Plan Benefit on the later of such Participant’s sixty-fifth (65th) birthday or the date such Participant Separates from Service. Notwithstanding the preceding sentence, a Participant, by special election made within thirty (30) days of first becoming eligible to participate in the Plan, may elect to have his/her Plan Benefit commence on the first of any calendar month commencing after such Participant’s fifty-fifth (55th) birthday and prior to such Participant’s sixty-fifth (65th) birthday (or if later, the first of the calendar month next following the date such Participant Separates from Service). The Accrued Benefit of a Participant who Separates from Service with the

Company prior to attaining age fifty-five (55) shall be computed and frozen as of the date such Participant Separates from Service with the Company.
     The Plan Benefit actually payable to a Participant whose Accrued Benefit vests hereunder shall be determined in accordance with (i) Section 5.1 hereof, if such Participant commences receiving such Plan Benefit on or after attaining age sixty-five (65); or (ii) Section 5.2 hereof, if such Participant commences receiving such Plan Benefit prior to attaining age sixty-five (65) but on or after the date such Participant attains age fifty-five (55); provided, however, that such Plan Benefit shall be based on the above determination of the Participant’s Accrued Benefit.”
7. Section 5.4, Disability Retirement Benefit, is hereby amended by deleting the section in its entirety and replacing it with the following:
“Disability Retirement Benefit.
     A Participant who becomes disabled for purposes of the Long Term Disability Plan and, as a result, is eligible for and receiving benefits under the Long Term Disability Plan, may commence receiving a Disability Retirement Benefit on the later of the first day of the month coinciding with or next following:
(a) The date such Participant ceases to receive benefit payments under the Long Term Disability Plan; and
(b) (i) The date such Participant attains age sixty-five (65); or
 (ii) The date such Participant is found to have qualified for a 409A Disability (as herein defined).
     The Plan Benefit so payable to a Participant shall consist of such Participant’s Accrued Benefit, determined as of the date such Participant commenced receiving benefits under the Long Term Disability Plan, if any. In the event such Participant is not eligible to receive benefits under the Long Term Disability Plan, such Participant’s Accrued Benefit shall be determined as of the date such Participant is found to have qualified for a 409A Disability. Notwithstanding any contrary Plan provision, if a Participant is found to have qualified for a 409A Disability on or after attaining age fifty-five (55), but ceases to be so disabled before such Participant’s Disability Plan Benefit would have otherwise commenced, such Participant shall be eligible to receive an Early Retirement Benefit as provided under Section 5.2 herein.”
8. Section 7.3, Discretion to Accelerate, is hereby amended by deleting the first sentence therein in its entirety and replacing it with the following:

“The Plan Administrator shall pay a Death Benefit in a single lump representing the present value of such Death Benefit, less applicable withholding, if the deceased Participant previously elected a lump sum payout within thirty (30) days of the commencement of his or her participation in the Plan.”
9. Section 9.7, Tax Withholding, is hereby amended by deleting the section in its entirety and replacing it with the following:
“Tax Withholding. Where and to the extent the accrual of Plan benefits by or for a Participant, and/or the payment and distribution of Plan rights or interests to a Participant or Beneficiary, results in employment taxes imposed under the Federal Income Contributions Act (“FICA”) with respect to such Participant’s Plan interest, or any related federal state or local income tax withholding obligation(s) to be imposed upon the Company or the Plan Administrator, or some other party (including without limitation, a participating Subsidiary or Affiliate), the Company (or such other party) shall have the right to withhold such amounts from any Plan benefit(s) due or becoming due and payable to such Participant or Beneficiary, and to the extent not unlawful, from any regular remuneration paid by the Company to a Participant.”
9. Article IX, General Provisions, is hereby amended by adding a new Section 9.10 to the end thereto, which shall provide as follows:
“9.10	Code Section 409A Compliance. The Plan is intended to be operated in compliance with the requirements of Code Section 409A (including any rulings or regulations promulgated thereunder). In the event that any provision of the Plan fails to satisfy such requirements, such provision shall be void and shall not apply to a Participant’s Deferred Compensation Benefit, to the extent practicable. In the event that it is determined not to be feasible to void a Plan provision as it applies to a Participant’s Deferred Compensation Benefit, such Plan provision shall be construed in a manner so as to comply with the requirements of Code Section 409A.”
     IN WITNESS HEREOF, the Company by action of its Board of Directors has caused this Amendment Number One to the Plan to be executed on this 14th day of December, 2005.

AMERICAN GREETINGS CORPORATION
By:	/s/ Brian T. McGrath
Name: Brian T. McGrath
Title: Vice President, Human Resources